Exhibit 10.4

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Non-Qualified Stock Option Grant Agreement

(Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan)

NOT TRANSFERABLE EXCEPT BY WILL OR BY THE LAWS GOVERNING THE DESCENT AND DISTRIBUTION OF ESTATES

Non-Qualified Stock Option granted by United States Steel Corporation, a Delaware corporation (the “Corporation”), to the optionee identified below (the “Optionee”).

Name of Optionee:	PARTICIPANT NAME

Name of Employing Company
on Date Hereof:	(the company recognized by the Corporation as employing the Optionee on the date hereof)

Number of Shares Subject to Purchase:	# SHARES

Exercise Price of Each Share:	GRANT PRICE

Date of This Option:	GRANT DATE

By my acceptance, I agree that this option (the “Option”) is granted under and governed by the terms and conditions of the Corporation’s 2005 Stock Incentive Plan, as amended and restated (the “Plan”), the Corporation’s Administrative Regulations for the Long-Term Incentive Compensation Program (the “Administrative Regulations”), and the Grant Terms and Conditions contained herein (the “Agreement”) including the special provisions for my country of residence, if any, attached hereto as Exhibit A, as well as such amendments to the Plan and/or the Administrative Regulations as the Compensation & Organization Committee, or its successor committee (the “Committee”), may adopt from time to time.

United States Steel Corporation		Accepted as of the above date: ACCEPTANCE DATE

By		By	PARTICIPANT ES
	Authorized Officer		Signature of Optionee

TERMS AND CONDITIONS

1. Grant: Subject to the terms and conditions of the Plan, the Administrative Regulations and this Agreement, the Corporation agrees that the Optionee has the right to purchase the number of shares of Common Stock of the Corporation set forth in this Option grant for the exercise price stated herein.

2. Continuous Employment Requirement: The Optionee agrees to continue as an active employee of the employing company identified above or the Corporation, its subsidiaries or affiliates (each an “Employing Company”) for three years from the date of the Option, subject to the Employing Company’s right to terminate the Optionee’s employment at any time, performing such duties consistent with his capabilities.

3. Vesting and Termination of Employment: The Option will become exercisable in annual installments over a three-year vesting period according to the following vesting schedule: 1/3 of the Option shares shall vest upon the 1st anniversary of the date of the Option, provided that the Optionee is employed by an Employing Company on such anniversary; an additional 1/3 of the Option shares will vest upon the 2nd anniversary of the date of the Option, provided that the Optionee is employed by an Employing Company on such anniversary; and an additional 1/3 of the Option shares will vest on the 3rd anniversary of the date of the Option, provided that the Optionee is employed by an Employing Company on such anniversary, with all fractional Option shares, if any, vesting as whole Option shares upon the latest vesting date. Any portion of the Option that is exercisable may be exercised in whole or in part from time to time during the Option period. In the event of the exercise of the Option in whole or in part, the portion of the Option so exercised shall terminate. The Option period shall begin on the date of the Option and shall end, except as provided in Section 5 hereof, on the first to occur of: (a) ten years thereafter, (b) three years after the date upon which the Optionee ceases to be an employee of an Employing Company by reason of Retirement, death, Disability or Termination with Consent, or (c) immediately following termination of employment, if termination of employment is due to Termination without Consent or Termination for Cause. Unless otherwise determined by the Committee, all unvested Options will immediately vest upon the Optionee’s death during employment or termination of employment by reason of Disability. Unless otherwise determined by the Committee, a prorated number of the Options scheduled to vest during the current Vesting Year will vest on the vesting date for the current Vesting Year based upon the number of complete months worked during the Vesting Year in which the Optionee’s termination of employment occurs by reason of Retirement or Termination with Consent. Except as provided in Section 5, the remaining unvested Option grants are forfeited immediately upon the Optionee’s termination of employment without consideration or further action required of the Corporation or Employing Company.

Except as provided in Section 5, and notwithstanding any terms or conditions of the Plan, the Administrative Regulations or this Agreement to the contrary, in the event of the Optionee’s termination of employment, the Optionee’s right to vest in the Option, if any, will terminate effective as of the date that the Optionee is no longer actively employed by an Employing Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Optionee’s employment (whether or not in breach of local labor laws), the Optionee’s right to receive shares of Common Stock pursuant to the Option after such termination, if any, will be measured by the date of termination of the Optionee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option.

4. Payment of Exercise Price. The exercise price shall be paid in cash or such other form of consideration as permitted in the Plan and the Administrative Regulations, including through the withholding of shares to be acquired upon exercise of the Option, subject to the Stock Plan Officer’s establishment of procedures with respect thereto; provided however that, if the Optionee is subject to taxation on the benefit received from the Option in a jurisdiction outside the United States, the Optionee may not pay the exercise price by surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares of Common Stock. The Corporation reserves the right to restrict the methods of payment of the exercise price if necessary to comply with applicable local law, as determined by the Corporation in its sole discretion.

5. Change of Control: If the Optionee’s employment is terminated within two years following a Change of Control involuntarily (except for Cause) or, in the case of participants designated as executive management at the time of the Change of Control, voluntarily for Good Reason, each unvested Option will immediately vest and remain exercisable until the end of its term.

6. Transferability: During the Optionee’s lifetime, to the extent the Option is exercisable, the Option may be exercised only by the Optionee or by the Optionee’s guardian or legal representative. Upon the Optionee’s death, the Option may be transferred by will or by the laws governing the descent and distribution of the Optionee’s estate. Otherwise, the Option may not be transferred, pledged or encumbered and, in the event of an attempt to transfer, pledge or encumber it, the Committee may cancel it.

STOCK OPTION GRANT FORM – April 2010

7. Adjustments: The number of shares subject to the Option and the Option exercise price per share shall be subject to adjustment as provided in Section 8 of the Plan. The Optionee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Optionee.

8. Compliance with Laws: Notwithstanding anything in the Plan, the Administrative Regulations or this Agreement to the contrary, the obligations of the Corporation and the rights of the Optionee are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the U.S. Securities Act of 1933, as amended, the U.S. Internal Revenue Code of 1986, as amended, and any other applicable laws. No shares of Common Stock will be issued or delivered to the Optionee under the Plan unless and until there has been compliance with such applicable laws.

9. Acceptance of Grant: The Option may not be exercised unless it is accepted by the Optionee and notice of such acceptance is received by the Stock Plan Officer.

10. Interpretation and Amendments: The Option shall be administered and exercised in accordance with the Plan and the Administrative Regulations, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Optionee, affect the rights of the Optionee under this Option in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Option shall not be considered as affecting the Optionee’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Administrative Regulations. In the event of a conflict between the Plan and the Administrative Regulations, unless this Agreement specifies otherwise, the Plan shall control.

11. Nature of the Grant: Neither the grant of the Option nor anything else contained in this Agreement shall be deemed to limit or restrict the right of the Employing Company to terminate the Optionee’s employment at any time, for any reason, with or without cause. Further, by accepting this Option, the Optionee acknowledges that:

a)	the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

b)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Committee;

c)	the Optionee is voluntarily participating in the Plan;

d)	the Option and the shares of Common Stock subject to the Option are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Optionee’s employment contract, if any;

e)	the Option and the shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

f)	the Option and the shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;

g)	the grant of the Option will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

h)	the future value of the shares of Common Stock underlying the Option is unknown and cannot be predicted with certainty; if the underlying shares do not increase in value, the Option will have no value. If Optionee exercises the Option and obtains shares of Common Stock, the value of the shares acquired upon exercise may increase or decrease in value, even below the exercise price;

i)	in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from forfeiture of the Option resulting from termination of the Optionee’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws) and the Optionee irrevocably releases the Corporation and the Employing Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting this Option, the Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such a claim;

j)	it is the Optionee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of shares of Common Stock pursuant to the exercise of the Option;

k)	the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s purchase or sale of the shares of Common Stock underlying the Option; and

l)	the Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12. Withholding Taxes: Regardless of any action the Corporation or the Employing Company takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Optionee acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting, or exercise of the Option or the subsequent sale of shares of Common Stock or receipt of dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Option or any aspect of the Optionee’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable event, the Optionee acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Optionee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all withholding obligations of the Corporation and/or the Employing Company. In this regard, the Corporation may notify the Optionee of the amount of Tax-Related Items, if any, required under U.S. federal and, where applicable, state and local or non-U.S. law, and in which case, the Optionee shall, forthwith upon the receipt of such notice, remit the required amount to the Corporation in cash or in accordance with such regulations as the Committee may prescribe. Alternatively, the Optionee authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of shares issued upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Optionee’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in shares to be issued upon exercise of the Option.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Tax-Related Items are satisfied by withholding in shares issuable upon exercise of the Option, for tax purposes, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Optionee shall pay to the Corporation or the Employing Company any amount of Tax-Related Items that the Corporation or the Employing Company may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of shares that cannot be satisfied by the means previously described. The Optionee understands that no shares of Common Stock or proceeds from the sale of shares of Common Stock shall be delivered to Optionee, notwithstanding the exercise thereof, unless and until the Optionee shall have satisfied any obligation for Tax-Related Items with respect thereto.

STOCK OPTION GRANT FORM – April 2010

13. Data Privacy: The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Employing Company and the Corporation hold certain personal information about the Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in Optionee’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of Common Stock acquired upon exercise of the Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Option or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

14. Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

15. Language: If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16. Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17. Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.

18. Section 409A. Notwithstanding any other provision of the Plan, the Administrative Regulations or this Agreement, the Plan, the Administrative Regulations and this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, the Administrative Regulations or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Section 409A; provided, however, that the Corporation makes no representation that the Option will be exempt from, or will comply with, Section 409A, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A.

19. Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

STOCK OPTION GRANT FORM – April 2010

EXHIBIT A

Additional Terms and Conditions of the

United States Steel Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Grant Agreement

TERMS AND CONDITIONS

This Exhibit A includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if he or she resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Plan, the Administrative Regulations and/or the Agreement.

NOTIFICATIONS

This Exhibit A also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of April 2010. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Optionee not rely on the information in this Exhibit A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Optionee exercises the Option or sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Corporation is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Optionee’s situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable.

CANADA

Option Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of the Option does not provide any right for the Grantee to receive a cash payment in settlement of the Option upon exercise and the Option is payable in shares of Common Stock only.

Securities Law Commitment on Sale of Shares. As a condition of the grant of the Option and the issuance of shares of Common Stock upon exercise of the Option, the Optionee undertakes to only sell, trade or otherwise dispose of any shares of Common Stock issued to the Optionee under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Optionee will need to sell any shares of Common Stock issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Optionee will not be permitted to sell, trade or otherwise dispose of his or her shares through the Company’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. This restriction applies equally to all shares of Common Stock or other securities issued to the Optionee under the terms of the Plan. As legal requirements may be subject to change, Optionees are encouraged to seek specific advice about their individual situation before taking any action with respect to securities issued to them under the Plan.

By accepting this Option, the Optionee expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Optionee understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.

Payment of Exercise Price. Due to current Canadian securities law requirements, notwithstanding any other provision in the Plan, the Administrative Regulations or the Agreement, permissible methods of payment of the exercise price include: (i) cash, (ii) check and/or (iii) any other method approved by the Company. Prior to exercising the Option, the Optionee should contact his or her local human resources administrator to confirm the methods of exercise available to the Optionee under local law.

SERBIA

NOTIFICATIONS

Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions (effective July 27, 2006), Serbian residents may freely acquire shares of Common Stock under the Plan, however, the National Bank of Serbia requires reporting of the acquisition of such shares, the value of the shares at exercise and, on a quarterly basis, any changes in the value of the underlying shares. The Optionee is advised to consult with a personal legal advisor to determine his or her reporting obligations upon the acquisition of shares of Common Stock under the Plan. The Corporation reserves the right to require the Optionee to report details of the sale of his or her Shares to the Corporation or to follow such other procedures as may be established by the Corporation to comply with applicable exchange control regulations.

SLOVAK REPUBLIC

There are no country-specific provisions.

STOCK OPTION GRANT FORM – April 2010

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